Exhibit 99.1

            ISSI Announces Third Quarter Fiscal Year 2004 Results

    SANTA CLARA, Calif., July 22 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the third fiscal quarter ended June 30, 2004.

    Revenues in the third quarter of fiscal 2004 were $58.1 million, compared with $24.3 million in the third quarter of the prior year and $51.5 million in the quarter ended March 31, 2004. The Company reported a net profit for the June 2004 quarter of $5.6 million or $0.15 per share on a diluted share basis. This compares to a net loss for the June 2003 quarter of ($5.9) million or ($0.21) per share and a net profit in the recent March 2004 quarter of $12.5 million, or $0.34 per share on a diluted share basis. The profit for the March 2004 quarter included $8.7 million or $0.24 per diluted share for a pre-tax gain on the Company's sale of a portion of its stock held in SMIC.

    "Quarter to quarter, our June 2004 revenue is 13% growth over March 2004, and our revenue growth over the June 2003 quarter is 139%," said Jimmy Lee, ISSI's Chairman and CEO. "We are seeing some increase in orders for our SRAM products from the networking and telecom markets, and we believe that, with both Christmas and Chinese New Year on the horizon, the consumer electronics markets for our DRAM will see good growth."

    About the Company

    ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, Pseudo SRAM and multi-chip packages and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

    ISSI will host a conference call today, July 22, 2004, at 1:30 p.m. (Pacific Time) to discuss this release. This call will be simulcast over the Internet at www.issi.com. The webcast will be available for replay for 30 days from today.

    Safe Harbor Statement

    Certain statements in this release, including statements regarding the increase in orders for our SRAM products and expected growth in the consumer electronics market for our DRAM products, are forward-looking statements and are subject to risks and uncertainties. Actual results may differ materially from current expectations due to many factors, including the Company's inability to secure wafers or manufacturing capacity, adverse changes in market conditions, including in the networking and telecom and consumer electronics markets, slow down in demand, manufacturing yields, the Company's inability to effectively reduce expenses, the Company's inability to add new products or diversify product lines, order cancellations, order rescheduling, unexpected reductions in average selling prices for the Company's products and a resultant decrease in the Company's gross profit margin, product warranty claims, competition, the level and value of inventory held by OEM customers or the Company, or other factors. Stockholders of ISSI are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. ISSI does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances, or new information after this July 22, 2004 press release, or to reflect the occurrence of unanticipated events. Further information that could affect the Company's results is detailed in ISSI's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the fiscal year ended September 30, 2003 and its Quarterly Report for the fiscal quartered ended March 31, 2004.


                      Integrated Silicon Solution, Inc.
               Condensed Consolidated Statements of Operations
                                 (Unaudited)
                    (In thousands, except per share data)

                                        Three Months Ended  Nine Months Ended
                                              June 30,           June 30,
                                           2004     2003     2004       2003


    Net sales                            $58,129  $24,285  $149,888   $67,635
    Cost of sales                         44,290   20,271   115,212    61,503
    Gross profit                          13,839    4,014    34,676     6,132

    Operating Expenses:
      Research and development             5,615    5,584    15,736    18,523
      Selling, general and
       administrative                      4,379    3,039    12,232    10,095
        Total operating expenses           9,994    8,623    27,968    28,618

    Operating income (loss)                3,845   (4,609)    6,708   (22,486)
    Other income (expense), net              138   (1,134)    1,130      (964)
    Gain on sale of investments               --      418     8,740       418

    Income (loss) before income taxes,
     minority
      interest and equity in net
       (income) loss of
      affiliated companies                 3,983   (5,325)   16,578   (23,032)
    Provision for income taxes               119       --       497        --

    Income (loss) before minority
     interest
      and equity in net income (loss) of
      affiliated companies                 3,864   (5,325)   16,081   (23,032)

    Minority interest in net loss of
      consolidated subsidiary                 --       --        --        17
    Equity in net income (loss) of
      affiliated companies                 1,775     (615)    2,965    (2,584)

    Net income (loss)                     $5,639  $(5,940)  $19,046  $(25,599)

    Basic net income (loss) per share      $0.16   $(0.21)    $0.58    $(0.92)
    Shares used in basic per share
     calculation                          35,717   27,774    32,572    27,682

    Diluted net income (loss) per share    $0.15   $(0.21)    $0.53    $(0.92)
    Shares used in diluted per share
     calculation                          38,399   27,774    35,628    27,682




                      Integrated Silicon Solution, Inc.
                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                                   June 30,      September 30,
                                                    2004              2003
                                                  (unaudited)          (1)
                            ASSETS
    Current assets:
      Cash and cash equivalents                    $16,405           $19,992
      Short-term investments                       133,400            38,450
      Accounts receivable                           35,086            12,152
      Inventories                                   38,155            16,638
      Other current assets                           1,956             1,712

    Total current assets                           225,002            88,944
    Property, equipment, and leasehold
     improvements, net                               4,269             6,295
    Other assets                                    95,007            62,860
    Total assets                                  $324,278          $158,099

            LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                             $29,347           $17,230
      Accrued compensation and benefits              2,812             3,406
      Accrued expenses                               6,560             5,436

    Total  current liabilities                      38,719            26,072

    Minority interest                                   --                78

    Stockholders' equity:
      Common stock                                       4                 3
      Additional paid-in capital                   335,360           233,957
      Accumulated deficit                          (78,282)          (97,328)
      Unearned compensation                           (240)             (268)
      Accumulated comprehensive loss                28,717            (4,415)

    Total stockholders' equity                     285,559           131,949
    Total liabilities and stockholders'
     equity                                       $324,278          $158,099

               (1)  Derived from audited financial statements.


SOURCE  Integrated Silicon Solution, Inc.
    -0-                             07/22/2004
    /CONTACT: Suzanne Weaver, Investor Relations, +1-408-969-4774, or ir@issi.com; or Gary L. Fischer, President & COO, +1-408-969-4612, or ir@issi.com, both of ISSI/
    /Web site:  http://www.issi.com /
    (ISSI)

CO:  Integrated Silicon Solution, Inc.
ST:  California
IN:  CPR SEM HRD
SU:  ERN CCA